Exhibit 10.29

Certain portions of this document have been omitted pursuant to Item 601(b)(10) of Regulation S-K and, where applicable, have been marked with “[*]” to indicate where omissions have been made. The marked information has been omitted because it is (i) not material and (ii) is the type that the registrant treats as private or confidential.

This Forbearance Agreement (this “Agreement”) is entered into as of October 28, 2022 by and between:

Globalstar, Inc., a Delaware corporation having its principal place of business at 1351 Holiday Square Boulevard, Covington, Louisiana 70433, United States, and

Macdonald, Dettwiler and Associates Corporation, a Canadian corporation having its principal place of business at 21025 Trans- Canada Highway, Ste-Anne-De-Bellevue, Quebec, Canada H9X 3R2.

Recitals

A.[*]

B.Globalstar has requested that Contractor forbear from exercising its rights and remedies under the SPA, and Contractor is so willing to forbear for a limited period of time, provided that Globalstar complies with the terms and conditions of this Agreement.

Now therefore, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the SPA.

2. [*]

3. Initial Payment; [*] and Amendment to the SPA. Subject to and upon receipt by Contractor of a payment by Globalstar in the amount of USD $7,000,000 within two (2) business days of the date of this Agreement:

(a)Contractor will provide written confirmation to Globalstar that the Breach Notice is retracted and of no further force and effect and that Contractor waives its right to claim a breach or default and to pursue any remedies [*]; and

[*]
4. Additional Payment; Interest. In addition to the USD $7,000,000 payment contemplated by Section 3 of this Agreement, Globalstar shall pay Contractor (i) an additional payment in the amount of USD $7,000,000 on or before November 15, 2022 and (ii) interest on the Deferred Payments outstanding as 16 September 2022 at a rate of 7% per annum. Such interest shall accrue commencing on 16 September 2022 and continue until the outstanding Deferred Payments are paid in full, and shall be calculated daily on the amount of Deferred Payments outstanding on such day and compounded monthly. Globalstar shall pay Contractor the accrued interest within five (5) days of the Deferred Payment Date.

5. Other Agreements of the Parties.

(a)Globalstar will provide Contractor with regular status updates and such other information requested by Contractor regarding its efforts to secure financing for the Project. Such status updates and other information will be provided to Contractor upon request.

(b)The two USD $7,000,000 payments contemplated by Sections 3 and 4 of this Agreement shall be, if and when received by Contractor, credited as a partial payment against the outstanding Deferred Payments.

(c)[*]. All other terms and conditions of the SPA remain in full force and effect, including Contractor’s obligations to ensure the Project remains on schedule, including the work of any Major Subcontractor. Nothing in this Agreement, nor any actions taken in accordance with this Agreement, shall be construed as a waiver of or consent to any other existing or future defaults under the SPA.

6. Default under this Agreement. In the event that Globalstar fails to make either USD $7,000,000 payment contemplated in Sections 3 or 4 of this Agreement, Globalstar shall have a period of five (5) days following receipt of written notice thereof from Contractor to cure such failure. In the event that Globalstar fails to cure such failure(s) within such cure period Contractor may, at its discretion and at any time until such breach is cured, issue a Contractor Stop Work Order in accordance with Article 9 (Stop Work) of the SPA,[*].

7. Miscellaneous. In the event of a conflict or inconsistency between this Agreement and the SPA, the terms and conditions of this Agreement will prevail. The terms and conditions of Attachment 2 of the SPA shall apply to this Agreement, mutatis mutandis.

Acknowledged and agreed by their duly authorized representatives.

Globalstar, Inc.
By:

Name:

Date:

Macdonald, Dettwiler and Associates Corporation
By:
Name:

Date: